Authorized Tridium Reseller Agreement

THIS AGREEMENT is entered into as of this 25 day of August 2008 (the “Effective Date”) by and between Tridium, Inc., a Delaware corporation (“Tridium”) having its principal place of business at 3951 Westerre Parkway, Suite 350, Richmond, VA  23233, and Solarsa Inc, a Florida corporation (an “Authorized Tridium Reseller” or “Reseller”) having its principal place of business at 4015 Dale Mabry Highway South, Tampa Florida 33611 (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS,  Tridium has developed software and hardware products for interconnecting devices and controllers;

WHEREAS, Reseller desires to receive and Tridium is willing to grant to Reseller, a limited license with respect to Licensed Materials for the purpose of re-sale, license and distribution of the software and hardware to Authorized Reseller Partners and End Users as an element of an engineered solution; and

NOW, THEREFORE, in exchange for the covenants exchanged herein and for other good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, Tridium and Reseller agree to the terms of this Agreement as of the Effective Date.

1.	Definitions.

1.1
“ADI" shall mean Application Development Information, which means the files that result from the installation of the NiagaraAX Framework on Reseller's computer determined at install time by user specification of directory preference and/or specific platform requirements. Tridium reserves the right to update the contents of these lists and subdirectories from time to time.

1.2
“Affiliates” shall mean any of the entities that control, are controlled by or are under common control with such party.  For purposes of this definition, “control” shall mean the possession, directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contact or otherwise.

1.3	“API” shall mean an Application-Programming Interface that supports development of applications and communication drivers for use with the NiagaraAX Framework.

1.4	“Authorized Reseller Partner” shall mean those entities recruited by the Reseller to re-sell, license and distribute the Licensed Materials and Hardware to End-Users.

1.5	“AXTCP” shall mean NiagaraAX Technical Certification Program.

1.6	“Code” shall mean computer-programming code.

i.
“Binary Code” shall mean Code including but not limited to Java byte Code and Object Code in a form that is indirectly or directly executable by a computer, and is not readable or understandable by a programmer of ordinary skills.

ii.
“Object Code” shall mean Code substantially or entirely in binary form, and includes header files of the type necessary for use or inter operation with other computer programs.  It is intended to be directly executable by a computer after processing or linking, but without interpretation, compilation or assembly.

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iii.
“Source Code” shall mean Code in a form which when printed out or displayed is readable and understandable by a programmer of ordinary skills.  It includes procedural and object oriented Code with associated comments describing the operation of the Code.

1.7
“Confidential Information” shall mean any non-public information about a Party; the Party’s business, vendors, customers, products, services, employees; the other’s finances, costs, expenses, financial or competitive condition, policies, and practices; computer software programs and programming tools and their respective design, architecture, modules, interfaces, databases and database structures, non-literal elements, capabilities and functionality, Code (including but not necessarily limited to the NiagaraAX Framework, ADI and APIs); the other’s research and development efforts, marketing and distribution efforts; licensing, cross-licensing, marketing and distribution practices; computer software programs and other information licensed or otherwise disclosed to a Party in confidence by a third party; the specific terms of this Agreement; and any other non-public information that does or may have economic value by reason of not being generally known.

1.8	“Customer” shall mean a customer of the Reseller who is either an End User or an Authorized Reseller Partner.

1.9	"Defect Correction" shall mean any error corrections or bug fixes that Tridium may provide from time to time, in its sole discretion, to address defects found in the NiagaraAX Framework software.

1.10	“Effective Date” shall mean the date identified in the preamble of this Agreement.

1.11
“End User” shall mean any person, firm or enterprise authorized to use the Tridium technology covered by this Agreement or the End User License Agreement for its internal use and not for reselling or sublicensing.

1.12	“End User License Agreement” shall mean the license agreement between Tridium and an End User that grants the right to use Tridium’s software.

1.13
“Hardware” and “Hardware Components” shall mean the JACE hardware manufactured or distributed by Tridium designed to run the Licensed Materials.  Tridium reserves the right to replace, modify, upgrade, discontinue and add to the Hardware available to the Reseller.

1.14
“Intellectual Property Rights” means (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all Marks including trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, and (d) all mask works and all applications, registrations, and renewals in connection therewith.

1.15	“JACE” shall mean (i) the Java Application Control Engine hardware manufactured or distributed by Tridium and/or (ii) the Java Application Control Engine software developed by Tridium.

1.16
“Key Contact” shall mean the principal contact appointed by each Party for dealing with the other pursuant to this Agreement, as identified in Section 13.9 below, or as may be hereafter specified by notice of a Party to the other.

1.17	“License Renewal Date” shall mean the anniversary date of the Effective Date.

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1.18	“Licensed Materials” shall mean the items listed on Exhibit A.

1.19	“Marketing Plan” shall mean the marketing plan as set forth on Exhibit E.

1.20	“Mark(s)” shall mean a Party’s trademarks, service marks, combination marks and logos that are licensed hereunder and identified on Exhibit B.

1.21	“Niagara Framework” shall mean the interconnecting architecture and related software, including ADI.

1.22	“Price List” shall mean the Tridium, Inc. North American Price List in effect as the date of any order placed by Reseller.

1.23	“Promotional Materials” shall mean any press release, product brochure and similar material, indicating Reseller is an Authorized Tridium Reseller.

1.24	“Reseller Claim” shall have the meaning as defined in Section 11.1.

1.25	“Reseller Matter” shall have the meaning as defined in Section 11.2.

1.26	“RMA” shall mean a Return Material Authorization relating to Hardware returns.

1.27
“Systems Contractor Agreement” shall mean that agreement by and between Reseller and an Authorized Reseller Partner pursuant to which the Authorized Reseller Partner shall obtain a non-transferable, non-exclusive right to re-sell, license and distribute the Licensed Materials to End-Users.

1.29	“Term” and “Renewal Term” shall have the meanings as set forth in Section 12.1.

1.30	“Territory” shall be as described in Exhibit E.

1.31	“Tridium Claim” shall have the meaning as set forth in Section 11.3.

1.32
“Upgrades” shall mean enhancements to or for the Licensed Materials and may also include any unspecified modification, error correction, or bug fix. Upgrades shall include Defect Corrections added to the Licensed Materials since the previous Upgrade.

1.33	“Warranty Period” shall mean the limited hardware warranty period defined in Section 9.2.

2.	Software License Grants.

2.1
Limited License.  Subject to the terms and conditions contained herein, Tridium hereby grants to Reseller a non-exclusive, limited license under Tridium’s Intellectual Property Rights to (i) order and purchase for resale copies of the Licensed Materials; and (ii) use the Licensed Materials for demonstration to and support of Customers.

2.2
End User License Agreements.  This Agreement does not provide End Users with any right to install or use the Licensed Materials.  Use of the Licensed Materials by an End User is governed by the terms of a separate End User License Agreement, which accompanies or is included with the Niagara Framework.  Reseller acknowledges that End Users must enter into an End User License Agreement (a copy of which is attached hereto as Exhibit F) with Tridium in each instance where the Niagara Framework and/or other Licensed Materials are resold to a Customer either directly or indirectly.  Reseller also acknowledges that End Users must agree to the terms of the End User License Agreement before running the NiagaraAX Framework and must obtain a permanent key from Tridium in order to run the NiagaraAX Framework beyond the initial operating period of 14 days.

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2.3
No Other Rights Granted.  Apart from the licenses expressly granted herein, no license or other right is granted by Tridium to Reseller or Customers under this Agreement, either directly or by implication, estoppel, or otherwise, under any other Intellectual Property Rights (including, but not limited to, the right to prepare derivative works), know-how or trade secrets. Reseller shall have no right or access to the Source Code of the Licensed Materials.

2.4	Restrictions. Reseller shall:

i.	use all commercially reasonable efforts to ensure that all Reseller employees, contractors, consultants and Authorized Reseller Partners comply with the terms of this Agreement;

ii.	not make any representations or warranties on behalf of Tridium, about Tridium, about the Intellectual Property or about the Licensed Materials;

iii.
not modify, decompile, disassemble, decrypt, extract, or otherwise reverse engineer the Licensed Materials or any part thereof, or any application enabler or grant any other person or entity the right to do so or take any action that would assist any other person or entity in doing so and will promptly notify Tridium of any information that any other person or entity is or is attempting to copy, reverse engineer, disassemble, decompile, translate or modify the Licensed Materials;

iv.	not insert, delete, replace, change or otherwise alter any files in the Licensed Materials;

v.
not loan, rent, lease, give, transfer, publish, disclose, display, or otherwise make available the Licensed Materials, in whole or in part, to any other person or entity except to an entity that (a) is an Authorized Reseller Partner or (b) is the final End User of the Licensed Materials and agrees to be bound by the End User Agreement;

vi.	not modify any API, including modifying any API by creating additional classes within any interface or otherwise causing the addition to or modification of the classes in an interface; and

vii.
ensure that any individual employed by Reseller or any of its Authorized Reseller Partners who undertakes NiagaraAX programming has taken and passed either a Tridium AXTCP training course as laid out in Exhibit D, or has taken and passed an equivalent training operated by qualified Reseller employees.

3.	Trademarks License Grant.

3.1
By Reseller. During the Term, Reseller grants Tridium a right of publicity to use the Reseller Marks described in Exhibit B in its Promotional Materials, financial reports, and prospectuses indicating Reseller is an Authorized Tridium Reseller.

3.2
By Tridium.  During the Term, Tridium grants Reseller a right of publicity to use the Tridium Marks described in Exhibit B in its Promotional Materials, financial reports, and prospectuses indicating Reseller is an Authorized Tridium Reseller.

3.3
General Restrictions.  The Parties shall submit each use of the other Party’s Marks in Promotional Materials for the owner’s prior written approval, which approval shall not be unreasonably withheld or delayed.  Each Party shall use the other’s Marks strictly in accordance with the Mark owner’s then-current usage guidelines as provided from time to time.

3.4
NiagaraAX Mark Usage Requirement. Reseller shall adhere to logo usage guidelines attached as part of Exhibit B.  Reseller acknowledges that Tridium is the owner of all right, title and interest in the “Powered by NiagaraAX” Mark and that the mutually agreed upon appearance of the “Powered by NiagaraAX” Mark in the screens and displays of Licensed Materials or any related printed materials shall inure to the benefit of Tridium as the owner thereof.

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3.5
Limitation on Promotional Materials Usage.  Once approved, a Party may use the Promotional Materials until the other Party withdraws such approval with reasonable prior notice.  In the event such approval is withdrawn, existing inventories of Promotional Materials must be destroyed promptly.  Each Party agrees to supply to the other Party, upon request, with a reasonable number of samples of any materials publicly disseminated that utilize the other Party’s Marks.

3.6
Limitations.  Reseller may not remove, delete, cover or alter, and will maintain Tridium’s Marks, logos, proprietary rights notices and restrictive rights legends included in and on the Licensed Materials.  Neither Party shall combine the other Party’s Marks with any other name or make use of any of the other Party’s Marks in its own trademarks, service marks, logos, or trade names; or make any use or presentation of the other Party’s Marks that would infringe, dilute, weaken, or otherwise damage or impair the other Party’s rights in its Marks.  The Parties shall not:  (i) challenge the other Party’s ownership or use of its Marks; (ii) register the other Party’s Marks; or (iii) incorporate any Mark of the other Party into its Marks, company name(s), Internet address(es), domain name(s), or any other similar designations.  If Reseller acquires any rights in Tridium’s Marks by operation of law or otherwise, it will immediately at no expense to Tridium, assign those rights to Tridium with any associated goodwill, applications and registrations.

3.7
Branding. Tridium will cooperate with Reseller to brand the engineered solutions developed by Reseller using the Licensed Materials as permitted hereunder as reasonably requested by Reseller.  Reseller will provide Tridium with the appropriate information, drawings, artwork and information printed information that it wishes to be included with the products. Tridium may charge Reseller a set up fee and/or per product fee to cover any one time or ongoing costs of providing this branding.  In  no case shall Tridium be required to participate in branding in a manner that Tridium believes to be infringing any trademark or other right of any third party, or otherwise to be contrary to Tridium’s business interests.

4.	Reseller Responsibilities.

4.1	Recruitment of Authorized Reseller Partners.

i.
Reseller shall use its best efforts to recruit a network of entities qualified to serve as Authorized Reseller Partners which will promote, market and distribute to Customers the Licensed Materials and Hardware and other building automation services and products that are compatible with the Licensed Materials and Hardware and induce such Authorized Reseller Partners to enter into a Systems Contractor Agreement.  All costs of recruiting Authorized Reseller Partners and all costs of promoting and marketing the Licensed Materials and Hardware shall be borne solely by the Reseller.

ii.
In the course of recruiting entities to serve as Authorized Reseller Partners and/or marketing and distributing the Licensed Materials and Hardware, Reseller shall avoid deceptive, misleading, illegal or unethical practices that may be detrimental to Tridium or to the reputation and good will of the Licensed Materials or the Tridium Mark(s).

4.2
Marketing Plan and Reporting Obligations. The initial Marketing Plan is set forth on Exhibit E.  Each year during the Term, the Parties will jointly review the Marketing Plan and shall mutually agree upon appropriate adjustments including marketing strategies, support capabilities and sales goals.

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4.3
Systems Contractor Agreements.   Reseller shall ensure that any Systems Contractor Agreement entered into by Reseller (i) requires protection of Tridium at least as great as that provided to Tridium under the following Sections of this Agreement:  Section 2 (Software License Grants).; Section 3 (Trademark License Grant); Section 8 (Confidentiality), Section 9 (Warranty and Limitations), Section 10 (Assurances of Reseller), Section 11.3 (Indemnity), Section 13.3 (Compliance with Applicable Laws), Section 13.4 (Export) and Section 13.13 (Government Restricted Rights) and 13.5 (Equitable Relief); (ii) does not extend beyond the term of this Agreement; and (iii) expressly names Tridium as a third party beneficiary of all of the rights, obligations and limitations described in this Section 2.4.viii.  Reseller shall provide a copy of each such agreement to Tridium upon Tridium’s request.

5.	Order and Delivery.

5.1
Orders.  Reseller shall place all orders for the Licensed Materials and Hardware for itself and its Customers by electronic mail or such other means as provided or approved by Tridium.  The terms and conditions of this Agreement and those set forth on Exhibit G shall apply to each order accepted or shipped by Tridium hereunder. Any terms or conditions appearing on any order or confirmation that are different from or in addition to those required hereunder shall not be binding on the Parties, even if signed and returned, unless both Parties hereto expressly agree in a separate writing to be bound by such separate or additional terms and conditions.

5.2
Cancellation.  Tridium reserves the right to cancel or suspend any orders placed by Reseller, or refuse or delay shipment thereof, if Reseller fails to (i) place a valid order per the requirements of Tridium; (ii) make any payment as provided on Exhibit C; (iii) meet commercially reasonable credit or financial requirements established by Tridium; or (iv) otherwise comply with the terms and conditions of this Agreement.

5.3
Delivery of Licensed Materials.  Tridium will deliver the Licensed Materials directly to the Reseller referencing the Reseller’s Customer, as applicable, in an electronic file format by CD-ROM or such other means as determined by Tridium.

5.4
Shipment of Hardware.  Tridium will deliver each Hardware Component directly to Reseller to the address specified in the shipping instructions on the purchase order received from Reseller.  Tridium reserves the right to ship Hardware by any means it deems suitable.

5.5
Shipping Charges and Risk of Loss.  All shipments are F.O.B. carrier.  Reseller is responsible for all shipping charges in accordance with Tridium’s then current shipping and billing practices.  Risk of loss shall pass to Reseller upon Tridium’s delivery to the carrier.

5.6
Returning a Defective Product.  Tridium provides a limited hardware warranty pursuant to Section 9.2 below.  Before returning any Hardware, either within or outside the Warranty Period, Reseller must contact Tridium and obtain an RMA number.  If Tridium verifies the Hardware is defective, it will issue Reseller an RMA number to place on the outer package of the product. Tridium is under no obligation to accept any Hardware without an RMA number on the package.

6.	Technical Support, Maintenance and Training.

6.1
Reseller Support.  During the Term of this Agreement, Reseller shall provide Authorized Reseller Partners and/or End Users with the first-tier warranty, maintenance and support services contemplated under any Systems Contractor Agreement entered into with any Authorized Reseller Partner or under any other Agreement between Reseller and an End User in a timely and professional manner.

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6.2
Tridium Support.  During the Term of this Agreement, Tridium shall provide back-up technical telephone support for advice, consultation and assistance to diagnose and resolve the problems of Reseller’s Authorized Reseller Partners and/or End Users.  Such back-up support shall be provided solely to employees of Reseller who have received certification training and passed a certification test pursuant to the training described on Exhibit D.  Unless this Agreement has been canceled or suspended for any reason allowed herein, support is generally available between the hours of 8:00 am and 5:00 pm Eastern Time, Monday through Friday on Tridium’s normal business days.  Tridium shall have no obligation to (i) provide technical support to Authorized Reseller Partners, Customers or End-Users or (ii) have direct contact with any Authorized Reseller Partner, Customer or End-User other than in matter relating to an End-User License Agreement with such Authorized Reseller Partners, Customers or End-Users.

6.3
Reseller Demo System Software Maintenance. During the Term of this Agreement, Tridium shall provide Reseller and Authorized Reseller Partners with Defect Corrections and Upgrades at no additional charge for use on its demonstration system(s) only.

6.4	Customer Software Maintenance. During the Term of this Agreement, Tridium shall provide customer software maintenance as follows:

i.
Defect Corrections between releases will be made available to a Customer through Reseller free of charge for the current release licensed to that Customer for the first 180 days following the purchase from Tridium of such release.  Tridium assumes no responsibility for the installation or the cost of installation of any Defect Corrections.

ii.	All Upgrades for distribution to Customers shall be available to Reseller and may be purchased individually.

6.5
Training.  Tridium will offer certification training to Reseller employees involved in the use, installation and maintenance of the Licensed Materials and Hardware on the terms and conditions set forth in Exhibits C and D attached hereto.

6.6
Additional Services.  Custom applications (other than those developed by Tridium), first-tier support to Authorized Reseller Partners and/or End Users, on-site support or other engineering or programming services are not provided by Tridium under this Agreement, but are available under the terms (which shall include additional fees) of a separate agreement.  In the event that Reseller desires Tridium to provide support for any products licensed by Reseller from a third party that are compatible with the Licensed Materials, Reseller and Tridium shall enter into a separate support agreement and Reseller shall obtain and warrant to Tridium that it has obtained any license or permission from such third party necessary to permit Tridium to perform such services on Reseller’s behalf.

7.	Payment Terms and Related Obligations and Reseller Expenses.

7.1
Fees and Payment.  As partial consideration for the licenses granted by Tridium to Reseller in Sections 2 and 3 and as consideration for the delivered Hardware, Reseller shall pay Tridium the license fees and/or royalties and/or other fees as listed and referenced on Exhibit C and/or the then current Price List.  Except as otherwise provided in this Agreement, payment of all fees shall be due and payable no later than 30 days from date of invoice from Tridium. Tridium products are provided FOB, Richmond, VA.  Reseller must complete the credit form attached hereto as Exhibit H prior to execution of this Agreement as part of Tridium’s evaluation of the appropriate credit limit for Reseller.  Tridium reserves the right to review and adjust Reseller’s credit limit at any time.

7.2.
Late Payment.  If Reseller fails to pay amounts when due, late charges of the lesser of one point five percent (1.5%) per month or the maximum allowable under applicable law shall also become payable to Tridium.  In addition, failure of Reseller to fully pay any fees within sixty (60) days after the applicable due date shall be deemed a material breach of this Agreement, justifying suspension of the performance by Tridium under this Agreement, and will be sufficient cause for immediate termination of this Agreement by Tridium.  Any such suspension does not relieve Reseller from paying past due fees plus interest and in the event of collection enforcement, Reseller shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorneys' fees, court costs and collection agency fees.

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7.3.
Payment Responsibility.  Reseller is responsible for the payment of all fees, and if applicable, all late charges owed to Tridium under the terms of this Agreement.  Tridium has no relationship with any other party outside of this Agreement including but not limited to Reseller, Customers, Authorized Reseller Partners and End-Users.

7.4.
Payment – General.  All payments will be in United States Dollars without deduction of any kind, except as required by applicable laws (in which case Reseller will obtain and provide Tridium evidence issued by the relevant authority acknowledging their receipt of the deducted amount.)

7.5
Taxes.  Published prices on the Price List do not include duties or sales, use, excise or other similar taxes and Reseller shall bear and pay all taxes (excluding any income tax owed by Tridium) imposed by the national government, including any political subdivision thereof, of any country in which Reseller is doing business as the result of the existence of the Agreement or the exercise of rights hereunder in addition to the stated prices; or in lieu thereof, Reseller shall provide Tridium with required tax exemption forms.

7.6
Expenses.  It is expressly understood and agreed that Tridium is under no obligation or requirement to reimburse Reseller for any expenses or costs incurred by Reseller in the performance of its responsibilities under this Agreement.  Any costs or expenses incurred by Reseller shall be at Reseller’s sole risk and upon its independent business judgment that such costs and expenses are appropriate.

7.7
Audits & Reports.   If Reseller is granted direct access to Tridium’s licensing server, then Reseller will maintain for a period of three (3) years after the end of the year to which they relate accurate records regarding all copying and distribution activities of licenses issued from the Tridium licensing server, and any royalty payments due to Tridium, pursuant to this Agreement.  Upon 15 days prior notice, Tridium may, at its sole expense subject to reimbursement as contemplated below, have an independent auditor of its choice audit such records to verify such records and/or review Reseller’s compliance with this Agreement during normal business hours; or Tridium may require that Reseller provide Tridium with a written report signed by an authorized officer of Reseller substantiating the number and product code of the Licensed Materials issued using the Tridium licensing server during the period of time covered by the report.  If the audit, the report, or other reasonable evidence is presented to Tridium, indicates a discrepancy with any fee payments made to Tridium, payment errors will be corrected immediately by an adjustment payment, which will include interest on the overdue amount in accordance with the Reseller Agreement.   Audits will not occur and reports will not be requested more than once each year unless discrepancies are discovered indicating an underpayment of more than three percent (3%) of the proper amount owed. Reseller will also reimburse Tridium for its reasonable out of pocket audit costs if the underpayment is more than three percent (3%) of the proper amount owed.

8.	Confidentiality.

8.1
Confidential Information.  During the Term of this Agreement, the Parties acknowledge that Confidential Information may be disclosed to the other Party.  The standard Tridium non disclosure document has been executed by both parties.

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8.2
Exceptions.  Confidential Information shall not include information that: (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving Party; (ii) the receiving Party can demonstrate to have had lawfully in its possession without an obligation of confidentiality prior to disclosure hereunder; (iii) is independently developed by the receiving Party without the use of any Confidential Information of the disclosing Party as evidenced by written documentation; (iv) the receiving Party lawfully obtains from a third party who has the right to transfer or disclose it and who provides it without any obligation to maintain the confidentiality of such information; or (v) is required to be disclosed by court order or operation of law.

8.3
Obligations.  Except as otherwise expressly provided in this Agreement, each Party agrees to keep confidential the Confidential Information disclosed during the Term of this Agreement, and to not disclose the Confidential Information to third parties except confidential disclosures made to directors, officers, employees, consultants, counsel, accountants, professional advisers and other agents of the Party or its Affiliates whose duties justify access to such Confidential Information to perform such Party’s obligations or exercise its rights hereunder, who shall each agree to comply with nondisclosure protections at least as protective of the other Party’s Confidential Information as those in this Section and to use such Confidential Information for the purposes set forth in this Agreement.  Each Party agrees that its obligations with respect to the other Party’s Confidential Information shall survive for (i) a period of three (3) years following receipt of such Confidential Information related to the disclosing Party’s general business information and (ii) indefinitely with respect to any Confidential Information related to the disclosing Party’s trade secrets or know-how.  During the Term of this Agreement, each Party shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information to prevent the duplication or disclosure of Confidential Information of the other Party.  Each Party shall use its best efforts to cause any third parties that may come into possession of any Confidential Information to maintain the confidentiality of such information.

9.	Warranties and Limitations.

9.1
Disclaimer of Software Warranty.  TRIDIUM LICENSES THE LICENSED MATERIALS “AS IS” WITH NO OTHER EXPRESS OR IMPLIED WARRANTY OF ANY KIND.  TRIDIUM SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES TO THE FULL EXTENT ALLOWED BY APPLICABLE LAW, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR ANY PARTICULAR PURPOSE.  NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY TRIDIUM, ITS AGENTS OR EMPLOYEES SHALL CREATE A WARRANTY.

9.2
Hardware Limited Warranty & Hardware Replacement Policy. TRIDIUM WARRANTS TO RESELLER THAT FOR 18-MONTHS FROM DATE OF MANUFACTURE (THE “WARRANTY PERIOD”) THE HARDWARE COMPONENTS WILL BE FREE FROM DEFECTS IN MATERIAL AND WORKMANSHIP. THIS WARRANTY DOES NOT COVER REPLACEMENT OF HARDWARE DAMAGED BY ABUSE, ACCIDENT, MISUSE, NEGLECT, ALTERATION, REPAIR, DISASTER, IMPROPER INSTALLATION, OR IMPROPER TESTING.  IF THE HARDWARE IS FOUND TO BE DEFECTIVE, TRIDIUM, AT ITS OPTION, WILL REPLACE OR REPAIR THE HARDWARE AT NO CHARGE EXCEPT AS SET FORTH BELOW PROVIDED THE RESELLER DELIVERS THE HARDWARE ALONG WITH A RETURN MATERIAL AUTHORIZATION (“RMA”) NUMBER (SEE SECTION 5.6 ABOVE) WITH AN EXPLANATION OF ANY DEFICIENCY. IF RESELLER SHIPS THE HARDWARE, RESELLER MUST ASSUME THE RISK OF DAMAGE OR LOSS IN TRANSIT. RESELLER MUST USE THE ORIGINAL CONTAINER (OR THE EQUIVALENT) TO RETURN THE HARDWARE.  TRIDIUM MAY REPLACE OR REPAIR THE HARDWARE WITH EITHER NEW OR RECONDITIONED PARTS, AND ANY PART OR HARDWARE REPLACED BECOMES TRIDIUM’S PROPERTY. REPAIRED OR REPLACED HARDWARE COMPONENTS WILL BE RETURNED AT THE SAME REVISION LEVEL AS RECEIVED OR HIGHER, AT TRIDIUM’S OPTION. TRIDIUM RESERVES THE RIGHT TO REPLACE DISCONTINUED HARDWARE WITH AN EQUIVALENT CURRENT GENERATION PRODUCT.  TRIDIUM ASSUMES NO RESPONSIBILITY FOR REPAIRS MADE ON THE EQUIPMENT, UNLESS PERFORMED BY TRIDIUM AUTHORIZED PERSONNEL.  FOR MATERIALS FURNISHED BUT NOT MANUFACTURED BY TRIDIUM, TRIDIUM WILL PASS THROUGH THE WARRANTY RECEIVED FROM THE MANUFACTURER, AS PERMITTED BY THE MANUFACTURER, TO THE RESELLER.

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9.3
Limitation of Liability.  NEITHER TRIDIUM NOR ANY OF ITS RESPECTIVE LICENSORS, OFFICERS, AGENTS, EMPLOYEES OR REPRESENTATIVES SHALL BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR PENALTIES  (INCLUDING DAMAGES FOR LOST PROFITS, LOST BUSINESS, LOST DATA, BUSINESS INTERRUPTION, AND THE LIKE), HOWEVER IT ARISES, INCLUDING BUT NOT LIMITED TO, THE USE BY RESELLER OR ITS CUSTOMERS OF THE LICENSED MATERIALS OR ANY OF ITS OTHER PRODUCTS, WHETHER FOR BREACH OR IN TORT, EVEN IF TRIDIUM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.4
Limitation of Remedies.  NOTWITHSTANDING THE ABOVE, IN NO EVENT SHALL TRIDIUM’S MONETARY LIABILITY IN CONNECTION WITH THIS AGREEMENT OR THE LICENSED MATERIALS, TO RESELLER, ITS AUTHORIZED RESELLER PARTNERS AND/OR ITS CUSTOMERS EXCEED THE AMOUNTS PAID TO IT BY RESELLER PURSUANT TO THIS AGREEMENT.

10.	Assurances by Reseller.

10.1
Appropriate Precautions Required by Reseller.  There can be no assurances whatsoever that control systems such as the Licensed Materials and Hardware will protect Reseller, its Customers, or any individual or his, her or their respective property from harm.  Appropriate safety precautions must always be taken when operating or maintaining equipment connected to a JACE or other Licensed Materials and Hardware.  Tridium assumes no responsibility or liability for any injury or damage to any persons or property resulting from the use by Reseller or its Authorized Reseller Partners or Customers of the Licensed Materials.  Further, Reseller represents and warrants that it will use its best efforts to take appropriate precautions, establish appropriate procedures and post appropriate notices to ensure that persons and property are not harmed in the event of an error, malfunction or unexpected operation of the Licensed Materials, Hardware, or other Tridium products.

10.2
High-Risk Applications.  Unless Tridium has provided its express written consent, neither the Hardware nor Licensed Materials may be, and Reseller shall make reasonable business efforts to ensure that it is not, used in any application in which the failure of the Hardware and/or Licensed Materials could lead to death, personal injury or severe physical or property damage (collectively, “High-Risk Applications”), including but not limited to the operation of nuclear facilities, mass transit systems, aircraft navigation or aircraft communication systems, air traffic control, weapon systems and direct life support machines.  Tridium expressly disclaims any express or implied warranty or condition of fitness for High-Risk Applications.

11.	Indemnification.

11.1
Indemnification for Intellectual Property Infringement by Tridium.  Tridium shall, at its own expense, defend or, at its option, settle any claim, suit, or proceeding brought against Reseller by a third party for infringement or misappropriation of any US Intellectual Property Rights or other proprietary right of any third party by the Licensed Material (“Reseller Claim”) and shall pay any direct damages finally awarded or settlement amounts agreed upon to the extent based upon an Reseller Claim; provided that Reseller provides Tridium with (i) prompt written notice of such Reseller Claim; (ii) control over the defense and settlement of such Reseller Claim; and (iii) proper and full information and assistance to settle or defend any such Reseller Claim.

Authorized Tridium Reseller Agreement	10 of 35	23-SEPT-2005

11.2
Exceptions. Tridium shall have no liability to Reseller under Section 11.1 or otherwise for any claim or action alleging infringement based on (i) any use of the Licensed Material in a manner other than as specified by Tridium; (ii) any combination of the Licensed Material by Reseller or by any Customer with other products, equipment, devices, software, systems or data not supplied by Tridium to the extent such claim is directed against such combination; or (iii) any modifications or customization of the Licensed Material by any person other than Tridium (each, a “Reseller Matter”).

11.3
By Reseller.  Reseller shall, at its own expense, defend or, at its option, settle any claim, suit or proceeding brought against Tridium arising out of a Reseller Matter and shall pay any damages finally awarded or settlement amounts agreed upon to the extent based upon an Reseller Matter (“Tridium Claim”); provided that Tridium provides Reseller with (i) prompt written notice of such Tridium Claim; (ii) control over the defense and settlement of such Tridium Claim; and (iii) proper and full information and assistance to settle or defend any such Tridium Claim.   Reseller shall indemnify and hold harmless Tridium, its Affiliates, officers, directors, employees and agents against all losses, claims, damages or other causes of any nature or kind whatsoever (including reasonable attorney's fees) arising directly or indirectly out of third party claims concerning (i) the breach by Reseller of any covenant herein; (ii) the gross negligence or intentional misconduct of Reseller, its officers, employees, agents or contractors; or (iii) any services rendered by Reseller pursuant to this Agreement.

11.4
Certain Actions in Response to Infringement.  Upon Tridium’s sole determination, or after the entry of any judgment or order not subject to further appeal, that the use of the Licensed Materials by Reseller or Reseller’s Customers (other than for use of the Licensed Materials where the Licensed Materials would not by itself be infringing), infringes upon the rights of any third party and that such use of the Licensed Materials must cease, Tridium at its election shall, at its own cost and expense, either (i) replace such parts of the Licensed Materials the use of which have been enjoined, (ii) modify such Licensed Materials in such a way that its use does not infringe upon the rights of third parties, (iii) procure a license, on reasonable terms, for Reseller or its Customers to use same, or (iv) refund the license fee paid by Reseller or its Customer to Tridium.

12.	Term and Termination.

12.1
Term and License Renewal Dates.  This Agreement shall commence on the Effective Date and, unless terminated as provided for herein, run for a period of two years (the “Initial Term”) provided, however, that the license and support fees as set forth in Exhibit C are paid by Reseller by each License Renewal Date.  This Agreement shall automatically renew for subsequent one-year terms (each, a “Renewal Term”) unless, at least 90 days prior to the expiration of the then-applicable Term, either Party gives the other written notice of its election not to renew.  In the event of such election not to renew, this Agreement and all licenses shall expire automatically at the end of the then applicable Term.  References herein to the Term shall include the Initial Term, the First Renewal Term and any Renewal Term.

12.2
Termination for Cause.  Either Party may terminate this Agreement upon a material or continuing breach of this Agreement by the other by the giving of 30 days prior written notice of termination, stating the cause therefore, with termination becoming effective at the close of said 30-day term if the breach is not then cured to the satisfaction of the Party giving notice.

12.3	Termination Upon Default. In addition to termination allowed under Section 12.2, this Agreement may be terminated immediately, by the giving of written notice as follows:

i.	by Tridium, if a governmental or regulatory body imposes restrictions or denies authority for Reseller to perform the duties required of it pursuant to this Agreement;

Authorized Tridium Reseller Agreement	11 of 35	23-SEPT-2005

ii.
by Tridium, if Reseller uses or authorizes the unlicensed use or disclosure of Tridium’s Confidential Information or makes, has made, uses, sells, reproduces, modifies, or distributes the Licensed Materials other than as is expressly licensed herein;

iii.	by Tridium, if Reseller assigns or transfers this Agreement, or any license herein, or attempts to do so without complying with the provisions of 13.2;

iv.	by either Party if the other Party is indicted for the violation of any law or regulation material to the performance of its duties hereunder;

v.
by Tridium, if Reseller (a) ceases to do business in the normal course, (b) becomes or is declared insolvent or bankrupt, (c) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary), other than a reorganization under Chapter 11 of the Bankruptcy Code of the United States of America, which is not dismissed within ninety (90) calendar days, or (d) makes an assignment for the benefit of creditors.

12.4	Effects of Termination or Expiration.

i.
Upon termination or expiration of this Agreement, Reseller shall return or provide Tridium with proof of the destruction of the Licensed Materials and all existing packages, cartons, containers, point of sale displays, advertising, labels, stencils, cut-outs, forms and the like which bear the Tridium Marks or are or can be used in the application or reproduction of the Tridium Marks.  For the purposes of this Section 12.4, a written statement fully describing such destructions and obliterations, certified by Reseller, one of Reseller’s officers or another individual legally authorized to bind Reseller, shall constitute acceptable proof to Tridium.

ii.
The rights of any Authorized Reseller Partners or End Users to whom Reseller may have distributed copies of the Licensed Materials or Hardware pursuant to this Agreement will be unaffected by the termination of this Agreement; provided, however, upon termination Reseller shall assign to Tridium its rights and obligations under the Systems Contractor Agreement.

iii.
Upon termination or expiration of this Agreement, Tridium may, but is not obligated to, negotiate a license agreement with Reseller pursuant to which Reseller may license the Licensed Materials to provide support to the Authorized Reseller Partners or Customers.

12.5
Change of Control of Reseller.  In the event of change of control of the Reseller, Tridium may at its sole discretion terminate the Reseller contract.   Change of control is defined as when a controlling interest in the Reseller’s company or any company that controls the Reseller is obtained by an unaffiliated person or company.  Reseller may seek Tridium’s prior approval if it plans to sell a controlling interest in Reseller. Such approval shall not be unreasonably withheld or delayed.

13.	General Terms.

13.1
Independent Contractor. Reseller and Tridium are independent business entities, bound to each other only as provided for herein.  Reseller has no authority to bind, act on behalf of or represent Tridium except to the limited extent Reseller is expressly authorized herein.  Nothing in this Agreement creates a relationship of employer-employee, principal and agent, master and servant or franchisor and franchisee.  Reseller covenants that it shall not act or fail to act in any way that could reasonably cause others to believe that it has authority to act on behalf of Tridium beyond the authority expressly granted herein.

13.2
Assignment.  Neither Party shall have the right to assign this Agreement or its rights and obligations under this Agreement without the prior written consent of the other.  Notwithstanding the foregoing, Reseller agrees that: (a) Tridium may assign its rights and obligations to any purchaser of substantially all of its business; (b) Tridium may assign this Agreement to an Affiliate; and (b) either Party may appoint subcontractors and sublicenses to provide all or part of the goods or services hereunder, subject to the other terms of this Agreement.  This Agreement shall be binding upon and inure to the benefit of each Party's successors and authorized assigns.

Authorized Tridium Reseller Agreement	12 of 35	23-SEPT-2005

13.3
Compliance with Applicable Laws.  Tridium and Reseller shall comply with all applicable laws and regulations of governmental bodies or agencies relating to its performance under this Agreement.  Tridium and Reseller shall obtain and maintain all necessary licenses and pay all required fees in connection with its duties hereunder.

13.4
Export.  Software, including technical data, is subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries.  Reseller agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export, or import the Licensed Materials.  Without limiting the generality of the foregoing, the Licensed Materials may not be used, sold, resold, sublicensed, diverted, transferred, reshipped, or otherwise exported or re-exported:

i.	in, into or through any country designated as a terrorist supporting country by the U.S. government or any of its agencies;

ii.	in, into or through any country which the U.S. has an embargo or with which the U.S. or any of its agencies maintains comprehensive trade controls;

iii.	to or by a national or resident of the countries described in (i) or (ii); or

iv.
to or by any party included in the United States Department of Commerce’s Denied Persons List, Entity List or Unverified List; or the United States Department of the Treasury’s Specially Designated Nationals, Specially Designated Global Terrorists, Specially Designated Narcotics Traffickers, or Specially Designated Terrorists List; or the United States Department of State’s Designated Foreign Terrorist Organizations or Debarred Persons List; or is otherwise designated by the U.S. government or any of its agencies as a party with which it is unlawful to do business.

13.5
Equitable Relief. Each Party acknowledges that any breach of its obligations hereunder with respect to the Licensed Materials or the Confidential information of the other Party will cause the non-breaching Party irreparable injury for which it has no adequate remedy at law, and therefore that the non-breaching Party will be entitled to seek and obtain equitable relief, including preliminary injunctions and temporary restraining orders, to prevent any unauthorized use of the non-breaching Party’s Confidential Information, in addition to all other remedies available to it under this Agreement or other applicable law.  The Parties also agree that any breach by Reseller of its obligations with respect to the Licensed Materials shall give Tridium the right to equitable relief as set forth herein.

13.6	Headings. The headings in this Agreement and its Exhibits are for the convenience of the reader and shall not limit or alter the meaning of any term of this Agreement.

13.7	Waiver. A waiver of any breach of default of this Agreement shall not create a waiver of the term or of any subsequent breach of default.

13.8
Governing Law; Arbitration. The validity of this Agreement and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the substantive laws of the Commonwealth of Virginia with respect to claims governed by state law and the laws of the United States with respect to claims arising under the laws of the United States, without regard to conflicts of laws principles and excluding the Convention on Contracts for the International Sale of Goods. Any action arising from or relating to this Agreement or the conduct of the Parties pursuant hereto shall be commenced and heard solely within a federal or state court of competent jurisdiction found within the boundaries of the United States District Court for the Eastern District of Virginia, Richmond Division, and Tridium and Reseller each consent to personal jurisdiction and venue in any such court.

Authorized Tridium Reseller Agreement	13 of 35	23-SEPT-2005

13.9
Notices.  Any notice required or allowed to be delivered hereunder shall be effective only if served by personal service, first class mail, confirmed facsimile transmission, email (return receipt requested) or express carrier (e.g., Fed Ex) to the Key Contact at the address of the receiving Party set forth below.  Either Party, by Notice to the other, may designate any other individual, address or number in place of those shown below.

TRIDIUM KEY CONTACT		AUTHORIZED TRIDIUM RESELLER KEY CONTACT

Name:	Dwight Nicholas	Name:	Scott Jorgensen
Address:	3951 Westerre Parkway	Address:	4015 Dale Mabry Highway South
	Richmond, VA 23233		Tampa, FL 33611
Telephone:	804 527-3121	Telephone:	813 258-4488
Facsimile:	804 747-5204	Facsimile:
E-mail:	DNicholas@Tridium.com	E-mail:	Scott.Jorgensen@Solarsa.com

13.10	Survivability. Any term or provision of this Agreement, or portion thereof, which by its nature survives the termination or expiration of this Agreement, shall so survive.

13.11
Force Majeure.  Neither Party shall hold the other responsible for any delay or failure of performance to the extent directly caused by strike, riots, fire, insurrection, embargoes, failure of carriers, inability to obtain materials or transportation facilities, acts of God or of the public enemy, or other causes beyond the control of that Party, irrespective of whether the cause could be alleviated by the payment of money.

13.12
Severability.  Should any term or provision of this Agreement be finally determined by a court of competent jurisdiction to be void, invalid, unenforceable or contrary to law or equity, the offending term shall be modified and limited (or if strictly necessary, deleted) only to the extent required to conform to the requirements of law and the remainder of this Agreement (or, as the case may be, the application of such provisions to other circumstances) shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

13.13
U.S. Government Restricted Rights.  The NiagaraAX Framework is provided with RESTRICTED RIGHTS.  Use, duplication or disclosure by the government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(1) and (2) of the Commercial Computer Software Restricted Rights at 48 CFR 52.227-19, as applicable.  Manufacturer is Tridium, Inc., 3951 Westerre Parkway, Suite 350, Richmond, Virginia  23233.

13.14
Entire Agreement.  This Agreement, including its Exhibits (which are hereby incorporated by reference), comprises the entire agreement between the Parties relating to its subject matter.  This Agreement supersedes all prior agreements and understandings, written or oral, express or implied except the terms of any confidentiality agreement between the parties shall not be superseded.  This Agreement can be amended or modified only by a writing executed in advance by duly authorized representatives of each of the Parties hereto.  THE ACCEPTANCE OF ANY PURCHASE ORDER PLACED BY RESELLER IS EXPRESSLY MADE CONDITIONAL ON RESELLER’S ASSENT TO THE TERMS SET FORTH HEREIN, AND NOT THOSE IN RESELLER’S PURCHASE ORDER.

Authorized Tridium Reseller Agreement	14 of 35	23-SEPT-2005

IN WITNESS WHEREOF, Tridium and Reseller have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

TRIDIUM INC.		AUTHORIZED TRIDIUM RESELLER

	Tridium		Reseller
Signature:		Signature:
Date:		Date:
Printed Name:		Printed Name:
Title:		Title:

Authorized Tridium Reseller Agreement	15 of 35	23-SEPT-2005

Exhibit A

To Tridium Reseller Agreement

List of Licensed Materials

I. Licensed Materials

(See Section 2, the provisions in this Exhibit A set forth below and Exhibit C for limitations of specific licenses.)

1.1	Licensed Materials for Distribution to Customers –Products on Tridium’s North American AX Partner Price List

1.2	Licensed Materials and Hardware for Demonstration and Support:
Products on Tridium’s North American AX Partner Price List
1.3	Documentation

*
Tridium reserves the right to replace, modify, upgrade, add to this list and delete from this list any items as it deems appropriate in its normal course of business.  Please see the current Price List for an updated list of Licensed Materials.

Authorized Tridium Reseller Agreement	16 of 35	23-SEPT-2005

Exhibit B

To Tridium Reseller Agreement

I.	Tridium Marks

A.	Tridium Incorporated (Company Logo)

B.	Tridium Niagara Framework (Interconnecting Architecture and related Software)

C.	JACE

II.	Reseller Marks

Authorized Tridium Reseller Agreement	17 of 35	23-SEPT-2005

Logo Placement Guidelines

III.	Branding and Trademarks

Compatibility Logos. Tridium grants Reseller a license to the Compatibility Logos pursuant to the further terms described in the Compatibility Logos License entered into herewith, and incorporated by reference herein. Tridium shall provide Reseller with a copy of such Compatibility Logos in appropriate digital or camera-ready format.  Tridium’s Compatibility Logos may be altered, modified, and changed by Tridium at its sole discretion at any time.

Tridium Trademarks License.   Reseller may refer to the engineered solution by the associated Tridium Trademarks solely in accordance with this section.  Reseller shall not combine the Tridium Trademarks with any other name or make use of any of the Tridium Trademarks in its own trademarks, service marks, logos, or trade names other than in accordance with the agreement or as otherwise mutually agreed upon by the parties; or make any use or presentation of the Tridium Trademarks that would infringe, dilute, weaken, or otherwise damage or impair Tridium's rights in the Tridium Trademarks.  All forms of presentation of the Tridium Trademarks shall be in accordance with the requirements of this Exhibit, shall be subject to prior review and approval by Tridium (upon its request), and shall be otherwise reasonably acceptable to Tridium. Reseller is granted no right, title or license to, or interest in, any Tridium Trademarks. Reseller acknowledges Tridium's statements about its rights in Tridium Trademarks and agrees that any use of Tridium Trademarks by Reseller will inure to the sole benefit of Tridium.

Guidelines for Logo Placement Within Printed or Electronic Materials.

The following guidelines are to be followed on all newly printed materials, advertisements, literature, documents, website pages, or trade show displays on the Effective Date of this Agreement.  In no event shall Reseller and/or its Customers distribute any documents for products incorporating the engineered solution or the Niagara Framework without adhering to the guidelines below:

Printed materials for system components enabled by NiagaraAX Framework that compose any part of the total control system must feature the powered by NiagaraAX logo on the same page in which the first reference to NiagaraAX Framework technology appears within the printed material copy or graphics.

Printed materials for building automation system solutions that feature references to individual system components enabled by NiagaraAX Framework technology must, at a minimum, reference the powered by Niagara logo on the back page/cover of the printed materials.

Printed materials that reference the NiagaraAX Framework technology in name or inference as part of a control system solution must, at a minimum, reference the powered by NiagaraAX logo on the back page/cover of the printed materials.

In printed materials that acknowledge LonMark and/or BACnet names or marks, the powered by NiagaraAX mark must receive equal treatment in a similar manner.

Color printed materials will feature a color version of the powered by NiagaraAX logo.  Black-and-white printed materials may use the one-color version of the logo.  All reproduction guidelines provided by Tridium must be met.

Appropriate trademark/service mark descriptive information must be displayed within all printed materials for products or systems that include the NiagaraAX Framework.  “NiagaraAX Framework is a registered trademark of Tridium, Inc.”  Trademark information must be displayed in a bold typeface of 10-point size or larger, but not larger than any Reseller trademark if the Reseller trademark information is smaller than 10 font.  In no cases, however, shall the Reseller trademark be of a smaller font than generally customary in the industry for printed material of similar nature, text font size, and style.

Authorized Tridium Reseller Agreement	18 of 35	23-SEPT-2005

The powered by NiagaraAX logo must appear within all advertising for products or systems that incorporate the NiagaraAX Framework, or any part of the NiagaraAX Framework as the control system operating infrastructure.

Logo placement on A4 advertising must be at least 32mm (width).

In the case of oversized advertisements, the powered by Niagara logo will be one column wide based on a five column layout.

Color advertisements will feature a color version of the powered by NiagaraAX logo.  Black-and-white ads may use the one-color version of the logo.  All reproduction guidelines provided by Tridium must be met.

Appropriate trademark/service mark descriptive information must be displayed within all advertisements that use the powered by NiagaraAX logo:  “NiagaraAX Framework is a registered trademark of Tridium, Inc.”  Further, this information (“NiagaraAX Framework is a registered trademark of Tridium, Inc.”) must be displayed in the same area that Reseller trademark or registered mark descriptive references appear.  Trademark information must be displayed in a bold typeface of 10-point size or larger, but not larger than any Reseller trademark if the Reseller trademark information is smaller than 10 font.  In no cases, however, shall the Reseller trademark be of a smaller font than generally customary in the industry for printed material of similar nature, text font size, and style.

Logo placement on webpages must be at least one-fifth the screen width, or one-inch in size (width), whichever is smaller.  There must be a minimum of ¼ inch clear space surrounding the border of the logo, or 30 percent of the height of the “N” in NiagaraAX, whichever is greater, unencumbered by other graphics or copy.  Logo may be shown within the lower border area of the page.  The lower or outer edge of the logo must always maintain at least ½ inch clear space from the edge of the page.

The powered by NiagaraAX logo will be positioned over a contrasting background.

Guidelines for Logo Placement on Products.

The following guidelines are to be followed on all newly distributed hardware and software products on the Effective Date of this Agreement.  In no event shall Reseller and/or its Customers distribute product incorporating the ENGINEERED SOLUTION or the NiagaraAX Framework  without adhering to the guidelines below:

Hardware Products:  If the NiagaraAX Framework is embedded into hardware components within a control system installation, those hardware components must contain the powered by NiagaraAX logo.  In the case of products bearing the Reseller logo, with at least ¼-inch of clear space maintained, or 30 percent of the height of the “N” in NiagaraAX, whichever is greater, between the outer edge borders of two logos.

A 1.5 inch logo size (width) is preferred; however, if space is limited, logo placement on product must be at least one inch in size (width) or 30 percent of the size of the OEM logo, whichever is greater.  There must be a minimum of ¼-inch clear space surrounding the border of the logo, or 30 percent of the height of the “N” in NiagaraAX, whichever is greater, unencumbered by other graphics or copy.

Software Products: The powered by NiagaraAX logo must appear on the ENGINEERED SOLUTION home page display, system configuration page and/or system default page for any system comprised of components enabled by NiagaraAX Framework.

Logo placement on software products must be at least one-fifth the screen width, or one-inch in size (width), whichever is smaller.  There must be a minimum of ¼ inch clear space surrounding the border of the logo, or 30 percent of the height of the “N” in NiagaraAX, whichever is greater, unencumbered by other graphics or copy.  The “Powered by NiagaraAX” logo will be included on the Product and literature and shall not be removed or otherwise tampered with.  Reseller undertakes to comply with the Branding and labeling information contained in Exhibit C attached.

Authorized Tridium Reseller Agreement	19 of 35	23-SEPT-2005

Exhibit C

To Tridium Reseller Agreement

Schedule of Fees and Royalties

Schedule of Fees, Royalties and Commissions

I.	Tridium Reseller Sign-Up Fees

$9,619.00
Total Fee payable (see attached Solarsa reseller signup for breakdown) upon execution of this Authorized Tridium Reseller Agreement including rebranding of hardware, application, and engineering tools.

A.
Single User Registered Licenses for Office Demo AX Web Supervisor Software.  Covers the first year license fee for registered licenses of Office Demo AX Supervisor installed on the Reseller’s designated engineering workstations for demonstration, database development support and training. Each copy of the software includes the Workplace AX configuration and programming tool.  The designated workstation must meet the minimum system requirements as listed on the current software release bulletin.  .

B.	Office Demo Equipment and Software. This includes the office demonstration equipment and software shown in the following table:

Item	Qty	Part Number
JACE 2 Office Demo	1	N-2XX-AX-KIT
Includes the following:
JACE 2	1	J-201

Universal Power Supply	1	NPB-PWR-UN

C.
Optional Demonstration Equipment and Software.  AX Partners may purchase additional demonstration equipment and software at special pricing as detailed in Tridium’s North American AX Partner Price List for Demonstration and Support of Security Products.

D.	Support. Tridium will provide Reseller with technical telephone support during the first year of this Agreement as described in Section 6.2 of this Agreement.

E.
Maintenance with Upgrades and New Modules Released During the First Year of the Agreement.  These Upgrades and new modules are only applicable for the demonstration software licenses and are NOT FOR SPECIFIC PROJECT SOFTWARE LICENSES.

F.	Demonstration Database and Library. Each Reseller will be provided a demonstration database, a user tutorial database, an engineering tutorial database and a library of applications and graphics.

G.
(0) Students (1)-week NiagaraAX Training Courses.  (Credit was issued for having existing Niagara Certified person on staff) Tridium will provide one week of AXTCP training for one employee of Reseller at the Tridium’s headquarters in Richmond, Virginia or other location as specified by Tridium.  Dates are to be determined by the next available training course offering. Each Reseller is required to have one employee trained within ten weeks of the Effective Date of this Agreement, and the second employee within fourteen weeks of the Effective Date of this Agreement.  All costs and expenses related to attending such training are the sole responsibility of the Reseller.

Authorized Tridium Reseller Agreement	20 of 35	23-SEPT-2005

H.	Branding of Products. Tridium will work with reseller to private brand label products. Fee above includes re-branding of the hardware and software detailed in the following table:

Category	Part Number	Description
Hardware
	J-201	JACE 2
	I/O-34	Remote I/O module
	I/O-16	Remote I/O module
	NPB-PWR-UN	Universal power supply
Software	S-AX-SBS	Small Building Web Supervisor

i.	The Reseller Brand will be private and exclusive to Reseller.

ii.	Branded documentation will be the Reseller’s responsibility. Tridium will provide source documentation in editable format.

iii.	Branding fees include replacement of standard labeling and packaging with Reseller’s Brand. Requirements other than Tridium’s standard packaging and labeling will be quoted separately.

The provisions of this Section H are subject to the requirements of Section 3.7 of the Reseller Agreement.  “Branded” as used in this Exhibit C shall mean private branded for Control Concepts Security under this Section H.

II.	Additional Dealer Sign-up Fees: Please reference the current dealer sign-up form for 2nd tier partner program details and fees.

III.	Annual License and Support Renewal Fees: Billed to the Reseller 30 days before each License Renewal Date and due on or before the License Renewal Date.

$2,000.00
Annual License and Support Fee for Registered Licenses for Niagara AX Supervisor Software. Covers the license fee for the Niagara AX Supervisor software installed on the designated system for demonstration, database development support and training for a single field office location of the Reseller. Also covers the technical telephone support provided by Tridium to the Reseller during the Renewal Term. (First Office)

Tridium reserves the right to modify the annual renewal fees based on Reseller (i) meeting its marketing objectives, (ii) volume, and (iii) payment history.

IV.	Reseller Stocking Requirements

$5,000.00
Total Fee payable upon completion of product re-branding for initial product stock.  Reseller may purchase any combination of  Products on Tridium’s North American AX Partner Price List for Distribution to End Users.

Authorized Tridium Reseller Agreement	21 of 35	23-SEPT-2005

A.	Emergency Stock Requirements. Reseller is required to maintain a minimum inventory for emergency field replacements as detailed in the below table:

Item	Part Number	Quantity
JACE 2	J-201	1
Universal Power Supply	NPB-PWR-UN	1
I/O 16 module	IO-16	1
I/O 34 module	IO-34	1

V.	Licensed Materials, Hardware and Other Service Fees

See the Price List.  Reseller’s initial contractual multiplier is 0.285, which shall be applied against the list prices on the current Price List.  Tridium will review Reseller’s purchase volume and payment history on a quarterly basis beginning four (5) calendar quarters after the Effective Date of this Agreement.

Reseller’s multiplier for the next three months will be based on Minimum Multiplier corresponding to the annual net purchase volume in Table 1 below and the Multiplier Adjustment based on Reseller’s payment history as shown in Table 2 below.  Table 3 shows the range of multipliers available to Reseller based on purchase volume and payment history. The Net Multiplier will be in effect for a period beginning one month after the end of each calendar quarter for the next three months.  Tridium reserves the right to fully enforce all of its rights under Sections 7 and 12 of this Agreement regarding payment terms including but not limited to the right to charge interest for any payment received after the payment due date in addition to the Net Multiplier.

Table 1

Annual Net Purchase Volume for the Evaluation Period*	Minimum Multiplier
Below $50,000	N/A	*
$50,000 - $99,999	0.300
$100,000 - $249,999	0.285
$250,000 - $499,999	0.280
$500,000 - $749,000	0.275
$750,000 +	0.270

Table 2

Weighted Average Days Late (Payment History) for the Evaluation Period	Multiplier Adjustment
0 - 14	+ .00
15 - 30	+ .01
30 +	+ .02

Authorized Tridium Reseller Agreement	22 of 35	23-SEPT-2005

Table 3

Net Multiplier Table
	Weighted Average Days Late
Annual Volume	0 - 14		15 - 30		30+
Below $50,000	N/A	*	N/A	*	N/A	*
$50,000 - $99,999	0.300		0.310		0.320
$100,000 - $249,999	0.285		0.295		0.305
$250,000 - $499,999	0.280		0.290		0.300
$500,000 - $749,000	0.275		0.285		0.295
$750,000 +	0.270		0.280		0.290

* These are the fees that are effective as of the Effective Date of this contract. Tridium reserves the right to modify all fees including volume targets on an annual basis and will notify Reseller in writing of any changes thirty (30) days before any such changes become effective.

Authorized Tridium Reseller Agreement	23 of 35	23-SEPT-2005

Exhibit D

To Tridium Reseller Agreement

TRAINING COURSE DESCRIPTION

The AX Technical Certification Program (“AXTCP”) program provides education, consulting, and technical support for integration solutions built upon the NiagaraAX Framework.  Technical certification is a critical element of this program, which is designed to ensure high quality service and support for the Licensed Materials.  The goal of AXTCP is to help a broad range of distribution partners in the automation, energy services, power/utility, and industrial sectors gain the level of technical expertise necessary to effectively support their client base.

The educational requirements for AXTCP include passing a written proficiency exam and successfully completing a hands-on certification lab.  The written exam is designed to test the candidate’s knowledge of the NiagaraAX Framework technology and system architecture.  The certification lab is designed to give candidates real-world experience in application development, engineering and implementing control solutions, Web interface design and development, diagnosing and fixing errors, and system administration.

Successful completion of the AXTCP attests to the ability of the candidate to plan, develop, and maintain the AX Licensed Materials applications.  The prerequisites for sitting for the certification exam and lab include attending NiagaraAX Fundamentals technical training and NiagaraAX Framework Application Development technical training.

Resellers that successfully complete AXTCP certification requirements receive a Tridium AXTCP certificate, which is required to be NiagaraAX certified.

All Resellers must have at least one employee complete the AXTCP certification process within ten weeks of signing this Addendum.  All additional Reseller Field Offices AND for each Authorized Reseller Partner must have at least one employee undergo the same certification process and will be awarded a certificate of course completion.

Resellers, Reseller Field Offices and Authorized Reseller Partners shall not allow any individual to program or engineer any application of the Licensed Materials unless that individual has been trained and certified via Tridium AXTCP program as detailed above.

Authorized Tridium Reseller Agreement	24 of 35	23-SEPT-2005

Exhibit E

To Tridium Reseller Agreement

Marketing Plan and Territory

Territory

North America

Marketing Plan

Marketing Strategies:  Reseller will sell and market Solarsa AX products as part of the Solarsa engineered Control System.

Solarsa agrees to the  following sales goals:

•	Solarsa Seles Goals

o	Balance of 2008 $25,000

o	2009 250 JACES

o	2010 500 JACES

o	2011 750 JACES

Support Capabilities:  First line of support will be provided by Solarsa, Tridium will support Solarsa per section 6 of this agreement.

Authorized Tridium Reseller Agreement	25 of 35	23-SEPT-2005

Exhibit F

To Tridium Reseller Agreement

End User License Agreement dated January 26, 2005
(May be updated from time to time by Tridium)

TRIDIUM, INC. ("TRIDIUM") HAS DEVELOPED A STANDARDIZED ARCHITECTURE AND RELATED SOFTWARE FOR INTERCONNECTING DEVICES AND CONTROLLERS. TRIDIUM IS WILLING TO PROVIDE A LIMITED LICENSE OF THE ARCHITECTURE AND SOFTWARE (THE "NIAGARA FRAMEWORK") TO YOU ONLY ON THE CONDITION THAT YOU ACCEPT ALL OF THE TERMS IN THIS AGREEMENT. PLEASE READ THE TERMS AND CONDITIONS OF THIS AGREEMENT CAREFULLY BEFORE CLICKING ON THE "I ACCEPT" BUTTON. BY CLICKING ON THE "I ACCEPT" BUTTON YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS. CLICK ON THE "DO NOT ACCEPT" BUTTON TO DISCONTINUE THE INSTALLATION PROCESS. THE NIAGARA FRAMEWORK INITIAL OPERATING PERIOD WILL EXPIRE 14 DAYS FROM INSTALLATION. THE ACCEPTANCE OF THIS AGREEMENT IS REQUIRED FOR USE OF THE NIAGARA FRAMEWORK.

1.	LICENSE GRANTS AND RESTRICTIONS.
1.1
AX Licensed Materials. Subject to the terms and conditions contained herein, Tridium hereby grants you a non-transferable, non-exclusive, limited license to install, use and execute the AX Licensed Materials on a single personal computer, which is identified by serial number during the installation process (the "Designated System"), solely for your internal business use. You may transfer and use the AX Licensed Materials on a backup computer system you own or lease if, and only for so long as, the Designated System is (i) inoperative or (ii) unavailable due to regularly scheduled maintenance.

1.2
No Other Rights Granted. Apart from the license expressly granted herein, no license or other right is granted by Tridium to you under this Agreement, either directly or by implication, estoppel, or otherwise (including, but not limited to, the right to prepare derivative works). You shall have no right or access to the source code of the AX Licensed Materials.

2.
YOUR RESPONSIBILITIES. You shall (i) use all commercially reasonable efforts to ensure that your employees comply with the terms of this Agreement; (ii) not modify, decompile, disassemble, decrypt, extract, or otherwise reverse engineer the AX Licensed Materials or any part thereof, or any application enabler or grant any other person or entity the right to do so or take any action that would assist any other person or entity in doing so and will promptly notify Tridium of any information that any other person or entity is or is attempting to copy, reverse engineer, disassemble, decompile, translate or modify the AX Licensed Materials; (iii) not insert, delete, replace, change or otherwise alter any files in the AX Licensed Materials or application enabler; (iv) not modify, change, prepare derivative works of or otherwise alter any Binary Code files included with the AX Licensed Materials; (v) not loan, rent, lease, give, sublicense, transfer, publish, disclose, display, or otherwise make available the AX Licensed Materials, in whole or in part, to any other person or entity; and (vi) not modify any application programming interface, including modifying any application programming interface by creating additional classes within any interface or otherwise causing the addition to or modification of the classes in an interface.

3.
TECHNICAL SUPPORT. You may receive technical telephone support only from employees and subcontractors of Tridium's value-added resellers or systems integrators who have received certification training and passed a certification test administered by Tridium (each a "Certified System Integrator"). Tridium shall have no obligation to provide technical support to you.

4.	LICENSE FEES. The license fees paid by or for you to Tridium are paid in consideration of the licenses granted under this Agreement.

5.	OWNERSHIP AND CONFIDENTIALITY.
5.1
Ownership by Tridium. Tridium retains all right, title and interest, in and to the AX Licensed Materials (and any portions thereof). You shall not have any right, title, or interest to the AX Licensed Materials except as provided in this Agreement, and further shall secure and protect the AX Licensed Materials consistent with maintenance of Tridium's proprietary rights therein. You agree that you shall not contest or challenge, or take any action inconsistent with or that may damage or impair Tridium's ownership or rights, and further that you shall not contest or challenge, or take any action inconsistent with or that may damage or impair the ownership or intellectual property rights of Tridium's licensors. You shall not use the AX Licensed Materials except as is expressly authorized in this Agreement.

Authorized Tridium Reseller Agreement	26 of 35	23-SEPT-2005

5.2
Confidentiality. You acknowledge that the AX Licensed Materials contains valuable trade secrets of Tridium and you agree to maintain the confidentiality of the AX Licensed Materials using at least the same degree of care you use with your own confidential information. You acknowledge that upon your breach of Sections 5.1 or 5.2, Tridium shall be entitled to equitable relief to protect its interests, including preliminary and permanent injunctive relief and you further agree to waive any right or claim to which you may be entitled to immunity or exemption from liability.

5.3
Third-Party Code.   Additional copyright notices and license terms applicable to portions of the AX Licensed Materials are set forth in the readmeLicenses.txt file provided with the AX Licensed Materials.  In addition to any terms and conditions of any third-party opensource/freeware license identified in the readmeLicenses.txt file, the disclaimer of warranty and limitation of liability provisions contained below in paragraph 6 of this Agreement shall apply to all third party code contained in the AX Licensed Materials.

6.	WARRANTIES AND LIMITATIONS.
6.1
Disclaimer of Software Warranty. TRIDIUM LICENSES THE AX LICENSED MATERIALS "AS IS," WITH NO OTHER EXPRESS OR IMPLIED WARRANTY OF ANY KIND. TRIDIUM SPECIFICALLY DISCLAIMS ALL INDIRECT OR IMPLIED WARRANTIES TO THE FULL EXTENT ALLOWED BY APPLICABLE LAW, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF, NON-INFRINGEMENT, MERCHANTABILITY, TITLE OR FITNESS FOR ANY PARTICULAR PURPOSE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY TRIDIUM, ITS AGENTS OR EMPLOYEES SHALL CREATE A WARRANTY.

6.2
Limitation of Liability. NEITHER TRIDIUM NOR ANY OF ITS LICENSORS, OFFICERS, AGENTS, EMPLOYEES OR REPRESENTATIVES SHALL BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR PENALTIES (INCLUDING DAMAGES FOR LOST PROFITS, LOST BUSINESS, PERSONAL INJURY, LOST DATA, BUSINESS INTERRUPTION, AND THE LIKE), HOWEVER IT ARISES, WHETHER FOR BREACH OR IN TORT, EVEN IF TRIDIUM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.3
Limitation of Remedies. NOTWITHSTANDING THE ABOVE, IN NO EVENT SHALL TRIDIUM'S MONETARY LIABILITY IN CONNECTION WITH THIS AGREEMENT OR THE AX LICENSED MATERIALS, TO YOU EXCEED THE AMOUNTS PAID TO IT BY YOU PURSUANT TO THIS AGREEMENT.

7.
ASSURANCES BY YOU. There can be no assurances whatsoever that control systems such as the AX Licensed Materials will protect any individual or his or her property from harm. Appropriate safety precautions must always be taken when operating or maintaining equipment connected to the AX Licensed Materials. Tridium assumes no responsibility or liability for any injury or damage to any persons or property resulting from the use by you of the AX Licensed Materials. Further, you represent and warrant that you will take appropriate precautions, establish appropriate procedures and post appropriate notices to ensure that persons and property are not harmed in the event of an error, malfunction or unexpected operation of the Tridium AX Licensed Materials or products.

8.
INDEMNIFICATION. You shall indemnify and hold harmless Tridium from and against all losses, claims, damages or other causes of any nature or kind whatsoever (including reasonable attorney's fees) arising directly or indirectly out of third party claims concerning (i) a breach of any of your obligations, covenants, representations or warranties contained herein; (ii) your selection of, transactions and/or agreements with any Certified Systems Integrator; and (iii) the negligence or intentional misconduct of you or your officers, employees, agents or contractors.

9.
TERM AND TERMINATION. This Agreement is effective upon your clicking the "I Accept" button and shall continue until terminated. You may terminate this Agreement at any time by returning the AX Licensed Materials and all copies and extracts to Tridium. Tridium may terminate this Agreement upon a material or continuing breach of this Agreement by you by the giving of 10 days prior written notice of termination, stating the cause therefore, with termination becoming effective at the close of said 10-day term if the breach is not then cured to the satisfaction of Tridium.

10.	GENERAL TERMS.
10.1
Assignment. You may assign this Agreement or your rights and obligations under this Agreement to a purchaser of the real property and/or hardware on which the software is installed, provided (i) you provide the purchaser with a copy of this Agreement and (ii) the purchaser agrees to comply with all of the terms and conditions of this Agreement. Tridium may assign this Agreement without your consent.

Authorized Tridium Reseller Agreement	27 of 35	23-SEPT-2005

10.2
Export. Software, including technical data, is subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries. You agree to comply strictly with all such regulations and acknowledge that you have the responsibility to obtain such licenses to export, re-export, or import AX Licensed Materials. The AX Licensed Materials may not be used, sold, resold, sublicensed, diverted, transferred, reshipped, or otherwise exported or re-exported: (i) in, into or through any country designated as a terrorist supporting country by the U.S. government or any of its agencies; (ii) in, into or through any country which the U.S. has an embargo or with which the U.S. or any of its agencies maintains comprehensive trade controls; (iii.) to or by a national or resident of the countries described in (i) or (ii); or (iv) to or by any party included in the United States Department of Commerce's Denied Persons List, Entity List or Unverified List; or the United States Department of the Treasury's Specially Designated Nationals, Specially Designated Global Terrorists, Specially Designated Narcotics Traffickers, Specially Designated Narcotic Traffickers, or Specially Designated Terrorists List; or the United States Department of State's Designated Foreign Terrorist Organizations or Debarred Persons List; or is otherwise designated by the U.S. government or any of its agencies as a party with which it is unlawful to do business.

10.3
Equitable Relief. You acknowledge that any breach of your obligations hereunder with respect to the AX Licensed Materials or the confidential information of Tridium will cause Tridium irreparable injury for which it has no adequate remedy at law, and therefore that Tridium will be entitled to seek and obtain equitable relief, including preliminary injunctions and temporary restraining orders, to prevent any unauthorized use of the AX Licensed Materials and confidential information, in addition to all other remedies available to it under this Agreement or other applicable law.

10.4
Entire Agreement. This Agreement comprises the entire agreement between the parties relating to its subject matter. This Agreement supersedes all prior agreements and understandings, written or oral, express or implied. This Agreement can be amended or modified only by a writing executed in advance by duly authorized representatives of each of the parties hereto. In the event any foreign ministry or other governmental entity or agency makes any changes, deletions or modifications to this Agreement, holds any provision herein unenforceable or imposes any conditions or restrictions on either party to this Agreement which affects its ability to fully perform, Tridium shall have the right to immediately terminate this Agreement. By clicking the I ACCEPT button, you represent and warrant that all consents, approval or authorizations of third parties, foreign ministries or any governmental entities or agencies, required as a recondition or otherwise necessary for you to enter into and perform its obligations under this Agreement have been duly obtained.

10.5	Waiver. A waiver of any breach of default of this Agreement shall not create a waiver of the term or of any subsequent breach of default.
10.6
Governing Law; Choice of Venue. The validity of this Agreement and the rights, obligations and relations of the parties hereunder shall be construed and determined under and in accordance with the substantive laws of the Commonwealth of Virginia with respect to claims governed by state law and the laws of the United States with respect to claims arising under the laws of the United States, without regard to conflicts of laws principles and excluding the Convention on Contracts for the International Sale of Goods. Any action arising from or relating to this Agreement or the conduct of the parties pursuant hereto shall be commenced and heard solely within a federal or state court of competent jurisdiction found within the boundaries of the United States District Court for the Eastern District of Virginia, Richmond Division, and Tridium and you each consent to personal jurisdiction and venue in any such court.

10.7
Severability. Should any term or provision of this Agreement be finally determined by a court of competent jurisdiction to be void, invalid, unenforceable or contrary to law or equity, the offending term shall be modified and limited (or if strictly necessary, deleted) only to the extent required to conform to the requirements of law and the remainder of this Agreement (or, as the case may be, the application of such provisions to other circumstances) shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

10.8
Government Use. The AX Licensed Materials is provided with restricted rights. With respect to any acquisition of the AX Licensed Materials by or for any unit or agency of the U.S. Government ("Government"), the AX Licensed Materials shall be classified as "Commercial Computer Software," as that term is defined in the applicable provisions of the Federal Acquisition Regulation ("FAR") and supplements thereto, including the Department of Defense (“DoD”) FAR Supplement ("DFARS"). If the AX Licensed Materials is supplied for use by DoD, the AX Licensed Materials is delivered subject to the terms of this Agreement and either (i) in accordance with DFARS 252.227-7202-1(a) and 227.7202-3(a), or (ii) with restricted rights in accordance with DFARS 252.227 7013(c)(1)(ii), as applicable. If the AX Licensed Materials is supplied for use by a federal agency other than DoD, the AX Licensed Materials is restricted computer software delivered subject to the terms of this Agreement and (i) FAR 12.212(a); (ii) FAR 52.227-19; or (iii) FAR 52.227-14 (ALT III), as applicable.

Authorized Tridium Reseller Agreement	28 of 35	23-SEPT-2005

 Exhibit G

To Tridium Reseller Agreement

Terms and Conditions

THESE TERMS AND CONDITIONS SUPERCEDE ANY TERMS AND CONDITIONS THAT ARE ATTACHED OR PART OF ANY ORDER FORM OR PURCHASE ORDER UNLESS SPECIFICALLY ALLOWED OR SUPERCEDED BY WRITTEN CONTRACT WITH TRIDIUM.   PURCHASER MUST ACCEPT IN WRITING THESE TERMS AND CONDITIONS WITH EACH PURCHASE ORDER UNLESS THERE IS AWRITTEN CONTRACT BETWEEN PURCHASER AND TRIDIUM, IN FORM ACCEPTABLE TO TRIDIUM, INCORPORATING THE TERMS AND CONDITIONS APPLICABLE TO ALL PURCHASE ORDERS.

Disclaimer and Purchased Representation. There can be no assurance whatsoever that control systems such as the Tridium Niagara Framework and related software (comprised of Hardware as defined below and related software or "Licensed Materials") will protect Purchaser, its customers, or any individual or his, her or their respective property from harm.  Appropriate safety precautions must always be taken when operating or maintaining equipment connected to the Niagara Framework.  Tridium assumes no responsibility or liability for any injury or damage to any persons or property resulting from the use by Purchaser or its customers of the Niagara Framework.  Further, Purchaser represents and warrants that it shall take all appropriate precautions, establish appropriate procedures and post appropriate notices to ensure that persons and property are not harmed in the event of an error, malfunction or unexpected operation of the Niagara Framework.  Unless Tridium has provided its express written consent, neither the Hardware nor Licensed Materials may be, and Purchaser shall make reasonable business efforts to ensure that they are not, used in any application in which the failure of the Hardware and/or Licensed Materials could lead to death, personal injury or severe physical or property damage (collectively, “High-Risk Applications”), including but not limited to the operation of nuclear facilities, mass transit systems, aircraft navigation or aircraft communication systems, air traffic control, weapon systems and direct life support machines.  Tridium expressly disclaims any express or implied warranty or condition of fitness for High-Risk Applications.

Disclaimer of Software Warranty. TRIDIUM LICENSES THE TRIDIUM NIAGARA FRAMEWORK “AS IS” WITH NO EXPRESS OR IMPLIED WARRANTY OF ANY KIND. TRIDIUM SPECIFICALLY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY TRIDIUM, OR ITS AGENTS OR EMPLOYEES SHALL CREATE OR FORM THE BASIS OF ANY WARRANTY OF ANY KIND.

End User License Agreement.  Use of the Licensed Materials by a Purchaser or Purchaser's customer is governed by the terms of a separate end user agreement included in all copies of Licensed Materials.  The end user license agreement must be entered into before running the Niagara Framework.

Hardware Limited Warranty and Hardware Replacement Policy. Tridium warrants for 18-months from date of shipment by Tridium that the JACE® controller and all other hardware components of the Tridium Niagara Framework (collectively, the "Hardware"), will be free from defects in material and workmanship. This warranty does not cover the product if it is damaged in the process of being installed or improperly used. This warranty does not cover replacement of Tridium’s products damaged by abuse, accident, misuse, neglect, alteration, repair, disaster, improper installation, or improper testing. If the product is found to be defective, Tridium, at its option, will replace or repair the product at no charge provided that Purchaser delivers the product along with a Return Material Authorization (RMA) number (see below) with an explanation of any deficiency. If Purchaser ships the product, Purchaser must assume the risk of damage or loss in transit. Purchaser must use the original container (or the equivalent) to return the product. Repaired or replaced products will be returned at the same revision level as received or higher, at Tridium’s option. Tridium reserves the right to replace discontinued product with an equivalent current generation product.  Tridium assumes no responsibility for repairs made on the product, unless performed by Tridium authorized personnel. For materials furnished but not manufactured by Tridium, Tridium will pass through the warranty received from the manufacturer, to the extent permitted, to the Purchaser.

THIS EXPRESS WARRANTY IS IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES, GUARANTEES, OR REPRESENTATIONS, EXPRESS OR IMPLIED. THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

Purchaser’s Remedies.  The Purchaser's remedies with respect to Hardware found to be defective in material or workmanship shall be limited exclusively to the right of repair or replacement of such defective Hardware. IN NO EVENT SHALL TRIDIUM BE LIABLE FOR CLAIMS (BASED UPON BREACH OF IMPLIED WARRANTY OR OTHERWISE) FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, FORESEEABLE, CONSEQUENTIAL, OR SPECIAL OR FOR ANY EXPENSES INCURRED BY REASON OF THE USE OR MISUSE OF THE HARDWARE.

Authorized Tridium Reseller Agreement	29 of 35	23-SEPT-2005

Software Maintenance Agreements and Other Support.  Software Maintenance Agreements provide Purchaser and Purchaser's customers access to all software upgrades released during the maintenance agreement period for the specified product.  The Software Maintenance Agreements cover all interim service releases and major releases (example, Rev 2.2 to Rev 2.3, including all new features and functionality of the new release).  New product releases (example, Niagara to NiagaraAX,) are not included as part of Software Maintenance Agreements.  Purchaser has no implicit or implied right to upgrades other than through the Software Maintenance Agreements that it purchases.  Furthermore, Tridium has no obligation to provide any technical support to Purchaser or Purchaser's customers unless specifically agreed to in writing between Tridium and Purchaser.

Acceptance and Cancellation of Orders.  Tridium reserves the right to reject, cancel or suspend any orders placed by Purchaser or refuse or delay shipment thereof if Purchaser fails to (i) place a valid order per these Terms and Conditions; (ii) make any payment as provided herein; (iii) meet commercially reasonable credit or financial requirements as determined by Tridium in its sole discretion; or (iv) otherwise comply with any terms or conditions stated herein or in any other agreement between Tridium and Purchaser.  Each order that include Hardware is subject to a minimum billing charge of $100.00 (this clause does not apply to additions to an existing order).

Acceptance of Terms and Conditions. The terms and conditions as stated herein shall apply to each order accepted or shipped by Tridium hereunder. Tridium’s offer to sell products to Purchaser is expressly limited to these Terms and Conditions.  Tridium hereby expressly objects to any term in any purchase order issued by Purchaser that is in conflict with or in addition to these Terms and Conditions. Any terms or conditions appearing on any order or confirmation received from Purchaser that are different from or in addition to those required hereunder shall not be binding on the parties, even if signed and returned, unless both parties hereto expressly agree in a separate writing to be bound by such separate or additional terms and conditions.

Delivery of Hardware.  Tridium will ship each Hardware component to the Purchaser, or the Purchaser’s freight forwarder, located within the United States of America, at the address specified in the shipping instructions on the purchase order received from the Purchaser.  Tridium reserves the right to ship Hardware by any means it deems suitable.  Tridium will not ship hardware to a location outside the United States of America.  All deliveries are F.O.B. (Uniform Commercial Code terms) place of shipment.  Purchaser is responsible for all shipping charges in accordance with Tridium’s then current shipping and billing practices.  Risk of loss shall pass to Purchaser upon Tridium’s delivery to the carrier.  Purchaser is responsible for import into the country of destination, transport through all countries other than the United States of America, payment of all duties and tariffs, and compliance with all export and import laws.

Delivery of Licensed Materials.  Tridium will deliver the software directly to the Purchaser in an electronic file format by making the same available for download by Customer, or if expressly agreed by Tridium, by shipment of a CD-ROM or such other means as determined by Tridium.  Any such shipment will be made in accordance with the provisions for delivery of Hardware set forth above.

Export.  Software and Hardware, including technical data, is subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries.  Purchaser agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export, or import the Licensed Materials.  Without limiting the generality of the foregoing, the Licensed Materials may not be downloaded, used, sold, resold, sublicensed, diverted, transferred, reshipped, or otherwise exported or re-exported:
i.	in, into or through any country designated as a terrorist supporting country by the U.S. government or any of its agencies;
ii.	in, into or through any country which the U.S. has an embargo or with which the U.S. or any of its agencies maintains comprehensive trade controls;
iii.	to or by a national or resident of the countries described in (i) or (ii); or
iv.
to or by any party included in the United States Department of Commerce’s Denied Persons List, Entity List or Unverified List; or the United States Department of the Treasury’s Specially Designated Nationals, Specially Designated Global Terrorists, Specially Designated Narcotics Traffickers, Specially Designated Narcotic Traffickers, or Specially Designated Terrorists List; or the United States Department of State’s Designated Foreign Terrorist Organizations or Debarred Persons List; or is otherwise designated by the U.S. government or any of its agencies as a party with which it is unlawful to do business.

Authorized Tridium Reseller Agreement	30 of 35	23-SEPT-2005

Payment and Credit Terms.  Payment terms are cash in advance or by credit card payment made in advance of shipment unless Tridium has agreed in writing to other credit terms.  If Tridium has agreed in writing to extend credit to Purchaser, then payment terms are net-thirty (30) days from date of invoice.   If Purchaser fails to pay amounts when due, late charges of the lesser of one point five percent (1.5%) per month or the maximum allowable under applicable law shall also become payable to Tridium.  In addition, failure of Purchaser to fully pay any fees within sixty (60) days after the applicable due date shall be deemed a material breach of these Terms and Conditions, justifying suspension of the performance by Tridium under any and all purchase orders placed by Purchaser, and will be sufficient cause for immediate termination of any such purchase orders by Tridium.  Any such suspension does not relieve Purchaser from paying past due fees plus interest and in the event of collection enforcement, Purchaser shall be liable for any costs associated with such collection, including, but not limited to, legal costs, attorneys' fees, court costs and collection agency fees.

Pricing Policy.    All prices are stated in, and payable in, U.S. Dollars. Prices are subject to change without notice.   Written quotations will be honored for 30 days from the date of quotation or as stated therein. Orders already entered and unshipped on the date of a price change will be invoiced at the prices on the date the order was received.  Published prices are exclusive of freight costs. Tridium will add to the amount due under any purchase order the cost of freight whether shipped from a Tridium regional office or from the home office manufacturing facility.  Published prices do not include any additional services such as design layout, system drawings, installation drawings, job site labor, shop labor, airfreight or special delivery charges. All labor and expenses for such services will be charged at the rates prevailing at the time and place of occurrence.  Published prices do not include duties or sales, use, excise or other similar taxes and shall be paid by Purchaser in addition to the stated price; or in lieu thereof, Purchaser shall provide Tridium with required tax exemption forms.

Returning Hardware.   Before returning any Hardware, whether within or outside the Warranty Period, the Purchaser must contact Tridium and obtain a Return Material Authorization (RMA) number by calling Tridium's home office.  If Tridium verifies the Hardware is defective, it will issue the Purchaser an RMA number to place on the outer package of the product. Tridium is under no obligation to accept any Hardware without an RMA number on the package.  The Purchaser must provide the unit serial number, and Project ID

Hardware and related installed software may be returned for a restocking fee if it is in an unopened and new condition.  Factory-installed software may not be returned without the related Hardware.  A restocking fee will be charged at 25% of the returned bundled hardware cost and a 75% credit will be issued upon inspection and validation of the returned device.  Software products sold separately may not be returned for credit.

For in-warranty devices, Tridium will, within two business days of receipt of a complete and accurate purchase order for the replacement part and payment for the same by credit card, and subject to product availability, ship replacement units, prepaid via UPS either standard overnight, 2nd day, 3rd day, or UPS Ground in accordance with the Purchaser's requirements.  The shipping and delivery terms applicable to such shipments shall be the same as provided above for all other products.  When the replacement unit arrives, the Purchaser shall re-pack the defective unit in the same box in which the replacement unit was shipped, and return the same to Tridium. If Tridium receives the failed unit within 45 days from its shipment of the advanced replacement unit, Tridium will credit Purchaser’s credit card for the purchase price of the replacement unit.  Tridium will provide a 90 day warranty from the date of exchange or the balance of the original warranty period, whichever is longer.

For out-of-warranty devices, Tridium offers advance replacement units under its exchange program, subject to product availability.  A Purchaser's purchase order and payment by credit card is required to cover the price of the replacement unit and associated shipping charges.  See the current Tridium price list for pricing of specific replacement units.   If the failed unit is received within 45 days after the replacement unit is shipped, Tridium will credit Purchaser’s credit card for the difference between the purchase price of the replacement unit and the exchange price for that unit, less shipping charges..  Tridium will provide a 90 day warranty from the date of exchange.

Shipping and Delivery Times.
Standard Delivery
·	Tridium will ship within ten (10) business days from the receipt of a valid and complete order.
Rush Delivery
·
Tridium will ship as provided in this paragraph if the purchase order asks for “Rush Delivery”, subject to product availability, and subject to Tridium’s consent in the case of orders for twenty or more products.  Tridium will advise Purchaser of the availability of Rush Delivery for orders that request Rush Delivery at the time of its acknowledgment of the order.

Authorized Tridium Reseller Agreement	31 of 35	23-SEPT-2005

·
For each order that includes Hardware for which Tridium agrees to provide Rush Delivery, Purchaser shall pay an amount equal to 25% of the purchase price of the entire order in advance of shipment.Rush Delivery  orders for which Tridium issues an acknowledgment that the order is complete and in proper form by 10:00 a.m. Eastern Time will be shipped via UPS next-day service (a) within three business days after the day on which such acknowledgment is issued if the order includes Hardware, and (b ) the same day as such acknowledgment is issued if it includes only software.  In either case, the Purchaser shall pay all shipping costs.

Language and Law.  The language of all purchaser orders submitted  under these Terms and Conditions shall be English, and any documents or notices provided hereunder, communications related hereto or any dispute resolution proceeding arising as a result of this agreement shall be conducted in English.This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, United States of America, without regard to the conflicts of law provisions thereof and excluding the Convention on Contracts for the International Sale of Goods.  Any action arising from or relating to this Agreement or the conduct of the parties pursuant hereto shall be commenced and heard solely within a federal or state court of competent jurisdiction found within the boundaries of the United States District Court for the Eastern District of Virginia, Richmond Division, and Tridium and Purchaser each consent to personal jurisdiction and venue in any such court.

Authorized Tridium Reseller Agreement	32 of 35	23-SEPT-2005

Exhibit H
To Tridium Reseller Agreement

APPLICATION FOR CREDIT
PLEASE FULLY COMPLETE THIS TWO-PAGE APPLICATION, SIGN, AND RETURN

Date______________________                                                                                     Fax to:  804-747-5204

COMPANY INFORMATION (COMPLETED BY CUSTOMER)
1) Name of Company

2) Billing Address		City	State/Country	Zip Code

3) Shipping Address		City	State/Country	Zip Code

4) Phone Number	Fax Number		How long in business?

5) You are applying for credit with Tridium, Inc. Name of your Tridium sales/customer representative and phone number?

6) Estimated Monthly Volume:		Requested Credit Line:
7) Tridium is a wholly owned subsidiary of Honeywell International. Do you currently have Net 30-day terms with any Honeywell business unit?
Yes ☐ Please list business units and account numbers. (Then go to item 11.)			No ☐ (Go to item 8.)
8) Dun & Bradstreet Number		Federal ID # (U.S. companies only)
9) Are Cash on Delivery (COD) terms acceptable? Are Payment Prior to Shipment (PPS) terms acceptable? Is Letter Of Credit an option?	Yes ☐ No ☐ Yes ☐ No ☐ Yes ☐ No ☐	Are you capable or interested in Electronic Data Interchange (EDI)? Are you capable or interested in Electronic Funds Transfer (EFT)?		Yes ☐ No ☐ Yes ☐ No ☐
10) Are you taxable?			Yes ☐ No ☐
* IF YOU ARE NOT TAXABLE, PLEASE RETURN A COPY OF YOUR TAX EXEMPTION CERTIFICATE WITH THIS APPLICATION; OTHERWISE, YOU WILL BE BILLED SALES TAX ON ALL INVOICES.
11) Accounts Payable Contact Name		Phone	Fax

Continued on page 2.

Authorized Tridium Reseller Agreement	33 of 35	23-SEPT-2005

TERMS OF SALE

Tridium (the Company) provides agreed goods and services in exchange for payment within terms.  It is the Company’s normal policy to extend payment terms of 30 days from invoice date to qualified applicants.  Payment is expected at the Company’s designated address (specified on the invoice) within 30 days of the invoice date. Thirty (30) day terms are upheld.  Cash on Delivery (COD), Payment Prior to Shipment (PPS) or any other method of payment may be required pending receipt and review of a customer’s credit application.

It is understood and agreed that, once Tridium has approved the credit application, payment will be tendered according to the assigned credit terms.  Tridium may take any action required in case of failure to make payment as agreed.  This may include, but is not limited to, use of outside agencies or attorneys.  Costs and fees incurred by outside service agencies or attorneys will be an additional liability on the part of the debtor organization.

STATEMENT OF JOINT AND SEVERAL LIABILITY
Sole Proprietorships, Partnerships, Joint Ventures, Personally Held Corporations

I (We) agree that the Sole Proprietorship, Partnership, Joint Venture, or Personally Held Corporation indicated below will pay all invoices in accordance with agreed terms per the written contract with Tridium.  All signatories for this organization agree, in the event of the failure of the organization to pay invoices as rendered, to personally reimburse the Company for all liabilities incurred.

PLEASE REVIEW THE ABOVE TERMS.

 AUTHORIZATION TO OBTAIN CREDIT INFORMATION FOR OFFICERS, PARTNERS OR OWNER

13) Name                      (Please Print)                                                                           Title                                Signature
________________________________________________________________________________________________

NEW APPLICATIONS MUST INCLUDE THE FOLLOWING:

☐ Financial Statements ☐ Trade References ☐ Bank References ☐ Accts Payable Contact Name/Phone/Fax #’s

CREDIT & TREASURY SERVICES USE ONLY

DATE___________       LOG IN TIME___________      NEW ACCOUNT _______         EXISTING ACCOUNT_________

ACTIVE SBU/CUST #_____________________     _________________________
_____________________________

BUSINESS UNIT NO.______________ CUSTOMER I.D.____________

CREDIT LINE_____________TERMS________

APPROVED BY:____________________  PHONE_________________DATE___________

MANAGER CODE_______

Authorized Tridium Reseller Agreement	34 of 35	23-SEPT-2005

Authorized Tridium Reseller Agreement	35 of 35	23-SEPT-2005